Exhibit 99.1

Sunshine Heart to Present Hemodynamic Data Supporting Mechanism of Action of the C-Pulse System at 2015 Transcatheter Cardiovascular Therapeutics Conference

Eden Prairie, MN: October 08, 2015: Sunshine Heart, Inc. (NASDAQ:SSH) announced today that its flagship C-Pulse® Heart Assist System will be featured in a clinical presentation at the 27th annual Transcatheter Cardiovascular Therapeutics (TCT) scientific symposium. The TCT symposium will take place October 11th -15th in San Francisco, CA at the Moscone Center.

On Wednesday, October 14th, Dr. Dimitrios Georgakopoulos PhD, Sunshine Heart’s Chief Scientific Officer, will present hemodynamic data collected from pre-clinical studies and patients implanted with the C-Pulse device during device optimization and from patients with implantable sensors. This early data presented demonstrate that, in addition to the effects of counterpulsation, C-Pulse may also have a neuromodulation component affecting the parasympathetic and sympathetic nervous systems. Unique insights will be provided from pressure and flow measures obtained in the carotid, coronary and renal circulations and heart rate variability from analysis of individual cardiac cycles. Pilot data applying counterpulsation with C-Pulse to the pulmonary artery in a pre-clinical model of pulmonary hypertension and right heart failure will also be discussed. This oral presentation is entitled “Hemodynamics of C-Pulse: Aortic Counterpulsation and Beyond,” and will be part of the Didactic Symposia: Interventional Heart Failure Therapies session. It will be included in Part 2, Section VII: Acute and Durable Mechanical Circulatory Support at 5:00pm (PST), Room 3006-3008.

In addition, the company will host an analyst and investor breakfast on Tuesday, October 13th at 7:00am (PST) at the W Hotel San Francisco. Management will provide a brief corporate update followed by physician presentations listed below:

1.              Dr. Dimitrios Georgakopoulos will present the above described data in the context of recent echocardiographic data obtained from patients in the OPTIONS-HF Post-Market Study demonstrating improvements in myocardial remodeling and diastolic function

2.              Dr. Leslie W. Miller MD, an investigator in the COUNTER-HF trial, will present recent data on the burden of advanced heart failure on the health care system and the unique role of C-Pulse in this large unmet need. Dr. Miller serves as the Chairman of the Cardiovascular Sciences Department and the Edwards C. Wright Professor of Medicine at the University of South Florida — South Tampa Heart Health. He has been the investigator in over 80 clinical trials in the areas of heart failure, cardiac transplantation and ventricular assist devices and contributed over 285 medical papers. He also serves on the editorial boards and as a reviewer for renowned cardiovascular journals

3.              Dr. William E. Cohn MD, Texas Heart Institute, Houston will provide updates from his long standing collaboration with Sunshine Heart to develop C-Pulse II (CPII), fully implantable device. Recent progress in CPII testing and development will be presented along with plans for a first-in-man study. Dr. Cohn is a prominent cardiothoracic surgeon and has been featured on the cover of US News and World Report. He is Director of the Cullen Cardiovascular Research Laboratory at the Texas Heart Institute and Director of the Center for Technology and Innovation; Associate Director of Laboratory Surgery Research in the Center for Cardiac Support. Dr. Cohn has over 90 US patents granted or pending and 60 international patents for his medical innovations focusing primarily in decreasing the invasiveness of cardiac and vascular surgery, and developing the continuous-flow totally implantable artificial heart. He was awarded a Lifetime Achievement Award for healthcare innovation by the Houston Technology Center.

The program will conclude with a question and answer session. Following the event, portions of the presentations can be accessed at the investor page of the Sunshine Heart website at http://ir.sunshineheart.com.

About the C-Pulse® Heart Assist System

The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE mark approval, utilizes the scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries. Combined, these potential benefits may help sustain the patient’s current condition or, in some cases, reverse the heart failure process, thereby potentially preventing the need for later-stage heart failure devices, such as left ventricular assist devices (LVADs), artificial hearts or transplants. It may also provide relief from the symptoms of Class III and ambulatory Class IV heart failure and improve quality of life and cardiac function. Based on the results from our feasibility study, we also believe that some patients treated with our C-Pulse System may be able to stop using the device due to sustained improvement in their conditions as a result of the therapy.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine® Heart

Sunshine Heart, Inc. (Nasdaq:SSH) is an early-stage medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class IV heart failure. Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical study of the C-Pulse System and presented the results in November 2011. In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application. Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal study. In July 2012, Sunshine Heart received CE Mark approval for its C-Pulse System in Europe. Sunshine Heart is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The Company has been listed on the NASDAQ Capital Market since February 2012.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions, expectations, and information currently available to management. All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including, without limitation, our expectations with respect to future clinical study activities and results including patient enrollment in studies. These forward-looking statements are subject to numerous risks and uncertainties, including, without limitation, the possibility that our clinical studies do not meet their enrollment goals, meet their endpoints or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility that we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the EU and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

###

For further information, please contact:

Investor:	Media:
Candice Knoll	David Schull
Blueprint Life Science Group	Russo Partners
T: +1-415-375-3340 Ext. 4	T: +1-212-845-4271

Claudia Drayton	Christopher Hippolyte
Chief Financial Officer	Russo Partners
Sunshine Heart, Inc.	T: + 1-646-942-5634
T: +1-952-345-4200